UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

GMX RESOURCES INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Benham Place

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

(Address of principal executive offices and zip code)

(405) 600-0711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective December 8, 2011, GMX Resources Inc. (the “Company”) entered into a Purchase and Sale Agreement, dated as of December 8, 2011 (the “Purchase and Sale Agreement”), between the Company and EDF Trading North America, LLC (the “Royalty Owner”), relating to the sale by the Company of a term overriding royalty interest (the “Production Payment”) for a purchase price of $49.7 million.

Under the Conveyance of Term Overriding Royalty Interest, dated as of December 8, 2011, by the Company to the Royalty Owner (the “Conveyance”), the Production Payment consists of a term overriding royalty interest in and to specified interests of the Company in oil and gas properties located in the Haynesville/Bossier shale formation (the “Subject Interests”) and in and to hydrocarbons attributable to designated acreage that are attributable to the Subject Interests (determined after deducting all royalties, overriding royalties, production payments and similar burdens, excluding only the Production Payment, which both burden the Subject Interests on the date of the Conveyance and are reflected in certain specified warranted net revenue interest percentages) that is equal to the scheduled quantities produced that month plus any adjustment quantities (but not to exceed 90% of the Company’s stated working interest (the “Production Payment Percentage”) during any month ). The scheduled quantities are an aggregate of 14,749,660 MMBtus (approximately 14.75 Bcf), to be produced over a 95-month period commencing December 1, 2011. The natural gas produced from the Subject Interests will be allocated first to the Production Payment, and the oil and other liquid hydrocarbons produced from the Subject Interests will be allocated first to the Company’s retained interests, so that the Production Payment hydrocarbons will consist of natural gas to the extent reasonably practicable.

In connection with the Conveyance, the Company also entered into a Production and Marketing Agreement, dated as of December 8, 2011, between the Company and the Royalty Owner (the “Production and Marketing Agreement”) with respect to the operation and production of the Subject Interests and the marketing of the hydrocarbons attributable to the Production Payment (the “Production Payment Hydrocarbons”). This agreement provides for customary operating terms associated with a Production Payment, including with respect to general operating requirements, rates of production, non-consent operations, production imbalances, adjustments to scheduled quantities and other operational matters. The Production and Marketing Agreement also provides for the sale by the Royalty Owner, and the purchase by the Company, of the Production Payment Hydrocarbons as and when produced. The price to be paid by the Company for the Production Payment Hydrocarbons is a field price based on, with respect to natural gas, the applicable month’s settled Natural Gas Futures contract for Henry Hub Delivery traded on the New York Mercantile Exchange, and with respect to oil and other liquid hydrocarbons, the applicable month’s settled West Texas Intermediate Crude Oil Futures Contract for Cushing, Oklahoma Delivery traded on the New York Mercantile Exchange.

The foregoing summaries of the Purchase and Sale Agreement, the Conveyance and the Production and Marketing Agreement are qualified in their entirety by exhibits 10.1, 10.2 and 10.3, respectively, which are hereby incorporated by reference into this item.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On December 9, 2011, the Company repaid and satisfied all obligations under its Fifth Amended and Restated Loan Agreement dated February 2, 2011 among GMX Resources Inc., the Lenders named therein and Capital One, National Association, as amended, at which time the Company and the lenders also agreed to the termination of this bank revolving credit facility.

ITEM 8.01	OTHER EVENTS.

On December 12, 2011, the Company issued a press release announcing its entry into the Production Payment transactions and related matters, including the termination of its natural gas hedges. The Company is filing a copy of the press release as Exhibit 99.1 hereto, which is incorporated by reference to this Item 8.01.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description

10.1	Purchase and Sale Agreement, dated as of December 8, 2011, between the Company and EDF Trading North America, LLC

10.2	Conveyance of Term Overriding Royalty Interest, dated as of December 8, 2011, by the Company to EDF Trading North America, LLC

10.3	Production and Marketing Agreement, dated as of December 8, 2011, between the Company and EDF Trading North America, LLC

99.1	Press Release dated December 12, 2011.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMX RESOURCES INC.

Date: December 12, 2011	By:	/s/ James A. Merrill
	Name:	James A. Merrill
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase and Sale Agreement, dated as of December 8, 2011, between the Company and EDF Trading North America, LLC

10.2	Conveyance of Term Overriding Royalty Interest, dated as of December 8, 2011, by the Company to EDF Trading North America, LLC

10.3	Production and Marketing Agreement, dated as of December 8, 2011, between the Company and EDF Trading North America, LLC

99.1	Press Release dated December 12, 2011.